Exhibit 10.17

SEVERANCE AGREEMENT AND FULL WAIVER AND RELEASE

This SEVERANCE AGREEMENT AND FULL WAIVER AND RELEASE (“Agreement”) sets forth the agreement reached between DOV MICHAELI (“Employee”) and APHTON CORPORATION (“Company”).

1. Employment Termination. Employee’s last day of work will be May 31, 2005 (the “Termination Date”). On the Termination Date, Employee will return all keys, passes, credit cards and other property of the Company, including all documents, computer discs, tapes and other materials that relate to the business of the Company, and will otherwise comply with the employment termination procedures of the Company.

2. Consideration to Employee.

A. In consideration for the promises set forth in this Agreement and Employee’s execution of this Agreement, but subject to Paragraph 9 of this Agreement entitled “Review and Revocation Period,” Company shall pay to Employee a severance amount equal to $246,093.00 (less deductions, withholdings and other payments required under applicable law), payable over the six month period immediately following the Effective Date (as defined in Section 9 hereof) in accordance with the Company’s payroll procedures for employees. Employee agrees that this sum is adequate consideration for the promises he is making in this Agreement and the rights and claims he is waiving and releasing under this Agreement.

B. As additional consideration, the Company agrees that notwithstanding the terms of any individual agreement, the vesting period of all stock options held by Employee on the Termination Date that remain unvested shall be accelerated such that all such unvested stock options shall be fully vested as of the Termination Date. In addition, the Company agrees that notwithstanding any early termination provisions set forth in any option grant letter or option award agreement issued to Employee by the Company, all stock options held by Employee on the Termination Date shall remain exercisable until the scheduled expiration of the stock options, as provided in such letters or agreements, as the case may be.

3. Consideration to the Company. In consideration for the promises set forth in this Agreement:

A. General Release.

(1) Waiver and Release. (a) Employee voluntarily and knowingly agrees that he, on behalf of himself and his spouse, representatives, agents, heirs, and assigns, waives and releases and forever discharges the Company, including its parent and subsidiary corporations, affiliates, all related domestic and foreign businesses, entities, corporations, partnerships, and benefit plans, as well as all current, former, and future directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, and assigns from any and all claims, rights, liabilities, damages, losses, demands, obligations, and causes of action, in law or in equity, of any kind whatsoever, including, but not limited to, claims arising under federal, state and local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the California Fair Employment Act, claims for wrongful discharge under any public policy or any policy of the Company, claims for breach of fiduciary duty, and the laws of contract and tort, and any claim for attorneys’ fees, which Employee has or may have against the Company from the beginning of the world until the Effective Date, whether such claims, rights, or causes of action are now known or are later discovered or suspected or unsuspected. Employee declares and represents that he has not suffered any on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total.

(b) Employee voluntarily and knowingly agrees that all intellectual property, including, without limitation, any Inventions and Ideas (as defined in the Company’s Statement of Policy Regarding Inventions and Ideas) and any patents, trademarks, copyrights, know-how and/or trade secrets (together “Intellectual Property”) conceived, reduced to practice, or developed by Employee (in whole or in part, either alone or jointly with others): (a) during his employment with the Company; (b) for a period of one (1) year after the Termination Date; (c) by using any of Company’s Confidential Information (as defined by the Company’s Statement of Policy Regarding Confidential Information); (d) by using the Company’s equipment, supplies, or facilities; and/or (e) which relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, is and will remain the sole property of the Company and its successors or assigns to the maximum extent permitted by law (and, to the fullest extent permitted by law, will be deemed “works made for hire”), and that the Company and its successors and assigns will be the sole owner of such Intellectual Property. Employee hereby assigns to the Company any and all right, title and interest he may have, or may claim to have, to any such Intellectual Property. Further, Employee voluntarily and knowingly agrees that he will not at any time, for himself or on behalf of any other party, make a claim to any right, title or interest in and to any such Intellectual Property. Employee hereby represents and warrants that he has not pledged, assigned, sold or otherwise transferred, nor has he attempted to pledge, assign, sell, or otherwise transfer, any such right, title or interest to any third party. To the knowledge of Employee, no party has, nor has any party made any claim that it has, any right, title or interest in or to any such Intellectual Property. To the knowledge of Employee, no such Intellectual Property infringes upon the rights, title or interest of any third party. Employee acknowledges and agrees that he will continue to be bound by the Company’s Inventions Policy (as defined in Section 3.B.(2) hereof) following the Termination Date.

(2) Covenant Not to Sue. Employee voluntarily and knowingly agrees that he, on behalf of himself and his spouse, representatives, agents, heirs, and assigns, promises never to file a lawsuit or assist in or commence any action asserting any claims, rights, liabilities, damages, losses, demands, obligations, and causes of action, in law or in equity, of any kind whatsoever, which have been released hereunder.

(3) Known or Unknown Claims. The parties understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, or suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company and its successors, subsidiaries, and affiliates, and all their current, former, and future directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, and assigns, whether known by Employee or whether or not Employee believes he may have any claims, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any analogous state law or federal law or regulations, are hereby expressly waived, if applicable. Said Section 1542 of the California Civil Code reads as follows:

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(4) Exceptions from Release. Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(a) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(b) Claims to any benefit entitlements vested as of the Termination Date, pursuant to written terms of any Company employee benefit plan; and

(c) Claims to indemnity for his actions as an employee of the Company, to the extent permitted by the Company’s by-laws and by California law.

B. Confidential Information and Inventions Policy of the Company.

(1) Agreement Not to Disclose Confidential Information. Employee acknowledges he has read and understands the Company’s Statement of Policy Regarding Confidential Information (“Confidentiality Policy”), which is attached hereto as Exhibit “A” and incorporated herein by reference, and acknowledges and agrees that he will continue to be bound by, and will comply with, the Confidential Policy at all times on and subsequent to the Termination Date. Employee further agrees that at all times subsequent to the Termination Date he will hold all Confidential Information (as that term is defined by the Confidentiality Policy) in trust and confidence, and will not use any such Confidential Information for any purpose, or disclose any such Confidential Information to any third party, unless authorized to do so in writing by a qualified officer of the Company.

(2) Agreement to Comply with Company Policy Regarding Inventions and Ideas. Employee acknowledges he has read and understands the Company’s Policy Regarding Inventions and Ideas (“Inventions Policy”) “), which is attached hereto as Exhibit “B” and incorporated herein by reference. Employee hereby acknowledges and agrees that at all times on and subsequent to the Termination Date, he will continue to be bound by, and will comply with, the Inventions Policy.

4. Assignability. If the Company or any entity resulting from any acquisition, merger or consolidation of, with or by the Company is acquired by, or merged or consolidated into or with any other entity or entities, or if substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such acquisition, merger or consolidation or the entity to which such assets are sold or transferred. This Agreement shall not be assignable by Employee.

5. Amendments to Agreement. Any amendments, additions, or supplements to this Agreement shall be effective and binding on the parties only if any such amendments, additions, or supplements are in writing and signed by both parties.

6. Severability and Governing Law. If any provision (other than the waiver and release) of this Agreement is invalid, illegal or unenforceable, it shall not affect the other provisions of this Agreement, which shall remain in effect. This Agreement shall be governed by the laws of the State of California, without reference to its or any other jurisdiction’s choice of law rules.

7. Dispute Resolution. All controversies, claims and disputes arising out of or relating to this Agreement, including, without limitation, any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if Employee fails to comply with any of the obligations imposed on him under Section 3.B. hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 3.B. of this Agreement, Employee shall not raise the defense that there is an adequate remedy at law.

8. Survivability. All Paragraphs of Section 3.B. of this Agreement survive the termination and/or expiration of this Agreement.

9. Review and Revocation Period. Employee has had a reasonable period of time of up to twenty-one (21) days after the date this Agreement was delivered to him to decide whether to sign this Agreement. Employee understands that he can use all or any part of this 21-day period to decide whether to sign this Agreement.

A. Employee and the Company agree that any material or non-material changes which may be made in this Agreement after the Agreement is initially provided to Employee shall not re-start the running of the 21-day period. Employee acknowledges that he has been encouraged to consult with an attorney prior to signing this Agreement.

B. For a period of seven (7) days following the date Employee signs this Agreement (the “Revocation Period”), Employee may revoke this Agreement by providing written notice of revocation to Patrick T. Mooney, M.D., Chief Executive Officer, Aphton Corporation, 8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA 19103, to be received not later than 5:00 p.m. on the seventh (7th) day of the Revocation Period.

C. This Agreement shall become effective and enforceable upon expiration of the Revocation Period unless this Agreement is timely revoked by Employee. The “Effective Date” of this Agreement shall be the eighth day following the signing of this Agreement by Employee, so long as Employee has not revoked the Agreement.

10. Non-Admission; No Disparagement. Nothing in this Agreement shall be construed as an admission or concession of any liability, unlawful conduct, or wrongdoing whatsoever by either party. Employee agrees not to make any disparaging comments about the Company.

11. No Third Party Beneficiaries. There are no third beneficiaries to this Agreement.

12. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

BOTH PARTIES, HAVING HAD A FULL OPPORTUNITY TO REVIEW THE FOREGOING, AND BOTH PARTIES, BEING IN COMPLETE AND FULL AGREEMENT AS TO THE TERMS OF THIS AGREEMENT, HAVE VOLUNTARILY SIGNED THIS AGREEMENT.

APHTON CORPORATION		DOV MICHAELI

/s/ Patrick T. Mooney		/s/ Dov Michaeli
Patrick Mooney, in his capacity as Chief Executive Officer (CEO) and as authorized representative of Aphton Corporation

Date: June 1, 2005		Date: June 1, 2005

Witness:	/s/ John McCafferty	Witness:	/s/ Patricia Salber